Press Release

Hythiam Contact: Sanjay Sabnani EVP Strategic Development (310) 444-5335 ssabnani@hythiam.com	Media Relations: Tim Sullivan Dan Klores Communications (212) 981-5234 tim_sullivan@dkcnews.com

HYTHIAM ANNOUNCES THIRD QUARTER RESULTS

LOS ANGELES, CALIF. —November 9, 2006— Hythiam, Inc. (NASDAQ:HYTM), a healthcare services management company that licenses the PROMETA® treatment protocols designed to treat alcohol, methamphetamine and cocaine dependence, announced today financial results for its third quarter ended September 30, 2006.

For the 2006 third quarter, the Company reported revenues of $1.1 million, compared to revenues of $361,000 in the third quarter of 2005. The increase was primarily due to revenue contributions from new licensees, including the PROMETA Center. In the third quarter of 2006, 156 patients were treated by 29 licensee sites, compared to 72 patients treated by 11 sites in the comparable period last year. The Company’s average revenue per patient increased by 35% to $6,764 in the 2006 third quarter compared to $5,014 for the same period last year. This increase was primarily attributable to patients treated by the PROMETA Center. The net loss for this year’s third quarter was $9.8 million or $0.25, per share versus a net loss of $6.6 million or $0.22 per share in the year ago third quarter. The Company ended the quarter with cash, cash equivalents, and marketable securities of $25.2 million, a reduction in cash reserves of $7.6 million for the 3rd quarter.

Operating expenses during the third quarter ended September 30, 2006 were $11.3 million, including $1.4 million of non-cash charges for depreciation, amortization and stock-based expense, versus $7.1 million in the third quarter of 2005, including $576,000 of non-cash charges for depreciation, amortization and share-based expense. The increase in operating expenses in 2006 over 2005 reflects the continued development and expansion of the Company’s business development efforts, hiring of key management personnel, spending for clinical research, and the expansion of marketing efforts.

For the nine-months ended September 30, 2006, revenues were $2.9 million, compared to $794,000 in 2005. The Company reported a net loss of $27.5 million for the nine months ended September 30, 2006 or $0.70 per share, compared to a net loss of $15.6 million, or $0.52 per share, for the same period last year. The net loss for the nine-months ended September 30, 2006 included non-cash charges for depreciation, amortization and stock-based expense of $3.4 million compared to $2.3 million in the same period in 2005.

“I am pleased with our third quarter performance, especially in light of the fact that July and August tend to be the slowest months of the year with business not returning to normal until after Labor Day,” said Terren Peizer, Hythiam’s Chairman and CEO. “This morning’s announcement of our relationship with Horizon Blue Cross Blue Shield of New Jersey marks a significant milestone that signals awareness of PROMETA and eventual adoption by additional managed care entities. Currently, we are in discussions with other similar entities, and we expect to announce more of these relationships in the near future.

“With PROMETA, managed care organizations can decrease inpatient stays and reduce treatment intensity from the very onset of care for substance dependent individuals and rapidly transition them to outpatient care. They can also ensure that their members are getting the best care to enable them to quickly return to work, and to significantly lessen the cost of chronic treatment for the health care organization and the employers they serve.

“Our first reimbursement deal for PROMETA was also recently disclosed. The payer wished to remain anonymous, but they manage and provide care for approximately 5,000 lives that have a significantly higher prevalence of substance dependence in their population than the 10% typical of the population at large.

“Additionally, with the announcement this week of two additional short-term, double-blind, placebo-controlled studies of PROMETA, we will further strengthen the case for broad and rapid adoption of PROMETA among third party payers. Renowned addiction researchers, Dr. Joseph R. Volpicelli and Dr. Harold C. Urschel III, will study PROMETA’s acute impact on cravings and cognition in alcoholism and methamphetamine dependence, respectively. Results from these near-term studies will complement the longer term, double-blind, placebo-controlled outcomes studies currently underway with Dr. Walter Ling of UCLA and Dr. Raymond Anton of the Medical University of South Carolina. In 2007, these studies will provide a steady flow of definitive data on PROMETA.

“On the government front, our partners at the Pierce County Alliance recently reported six months outcomes on criminal offenders treated with the PROMETA protocol for stimulant dependence. Their results have exceeded the results of other treatments that they have employed in their system with 92% of the participants who were treated remaining drug free after 6 months. These reports follow successful six months outcomes reports that were released by officials in Gary, Indiana who conducted their own pilot with criminal offenders late last year. These two data sets have motivated officials within the criminal justice system to rapidly move to evaluate PROMETA, as demonstrated by Georgia’s Fulton County drug court, which recently joined several other criminal justice systems in the nation in evaluating the PROMETA protocols for use with its criminal offenders, underscoring the overwhelming immediate need for viable alternatives to treat cocaine, crack cocaine, and methamphetamine addiction. We feel comfortable that Fulton County drug court should experience outcomes similar to PCA’s and those of Gary, Indiana, and that this success will serve as the basis for adoption and ultimate funding, and will create a precedent that will serve as the foundation to make PROMETA the standard for stimulant dependence treatment in all of Georgia.

“We have seen remarkable developments in the protection of our intellectual property with recent rights to patents granted in Europe and Mexico. The numerous allowances and grants that we have received worldwide speaks to the innovative nature of our PROMETA protocols and gives PROMETA a competitive advantage as we expand adoption across all of our business units. We look forward to continued patent issuance in the United States and elsewhere.

“New licensees signed in the third quarter demonstrate the high caliber of entities which are interested in offering PROMETA to their patients. Of note, The Right Step, based in Houston, Texas with 23 locations in the Southwest has initially begun offering PROMETA at its Houston headquarters, and Preventive Medicine Associates, headquartered near Boston, Massachusetts will offer PROMETA initially at 4 of its 17 locations, growing the network of licensees providing PROMETA in the Northeast,” Peizer concluded.

Hythiam intends to provide operational detail and financial assumptions for its private pay operations on its fiscal third quarter earnings call, scheduled for 1:30 PST today. Interested parties are invited to listen to the conference call over the Internet at http://www.hythiam.com or http://www.vcall.com to review the financial results and to discuss the outlook for the balance of the year. The call is also available by dialing toll free (877) 407-9205, or for international callers 201-689-8054. A replay of the webcast will be available after the call on http://www.hythiam.com or http://www.vcall.com. A telephonic replay will also be available until 11:59 p.m. PDT on November 16, 2006 by dialing 877-660-6853 or 201-612-7415, and entering account number 286 and the conference code 218202.

About PROMETA®
Hythiam’s PROMETA® treatment protocols are designed for use by healthcare providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamine, as well as combinations of these drugs. The PROMETA treatment protocols are an integrated treatment which comprise nutritional supplements, FDA-approved oral and IV medications used off-label and separately administered in a unique dosing algorithm, as well as psychosocial or other recovery-oriented therapy chosen by the patient and his or her treatment provider. As a result, PROMETA represents an innovative approach to managing alcohol, cocaine, or methamphetamine dependence that is designed to address physiological, nutritional, and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery. To learn more, please visit www.prometainfo.com.

About Hythiam, Inc.
Hythiam® is a healthcare services management company focused on delivering solutions for those suffering from alcoholism and other substance dependencies. Hythiam researches, develops, licenses and commercializes innovative physiological, nutritional, and behavioral treatment protocols that seek to address substance dependence. Additionally, Hythiam provides proprietary administrative services to assist physicians and facilities with staff education, training, marketing and outreach support, and outcomes tracking for data analysis. For further information, please click on www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Hythiam, Inc. and Subsidiaires
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues	$1,071	$361	$2,896	$794
Operating Expenses:
Salaries and benefits	3,800	2,452	11,501	6,361
Research and development	773	796	2,077	1,168
Other operating expenses	6,399	3,648	17,188	8,742
Depreciation and amortization	311	221	940	625

Total operating expenses	11,283	7,117	31,706	16,896

Loss from operations	(10,212)	(6,756)	(28,810)	(16,102)
Interest income	384	152	1,293	487

Loss before provision for income taxes	(9,828)	(6,604)	(27,517)	(15,615)
Provision for income taxes	1	-	2	-

Net loss	$(9,829)	$(6,604)	$(27,519)	$(15,615)

Basic and diluted net loss per share	$(0.25)	$(0.22)	$(0.70)	$(0.52)

Weighted number of shares outstanding	39,744	29,867	39,468	29,806

Hythiam, Inc. and Subsidiaires
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$3,654	$3,417
Marketable securities	21,589	43,583
Restricted cash	92	44
Receivables, net	718	249
Other current assets	692	427

Total Current Assets	26,745	47,720
Property and equipment, net	3,688	3,498
Intellectual property, net	3,446	2,733
Other assets	486	511

Total Assets	$34,365	$54,462

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$6,909	$4,301
Long-term liabilities	517	422
Stockholders’ equity	26,939	49,739

Total Liabilities and Stockholders’ Equity	$34,365	$54,462